Exhibit 14.1

Ecology and Environment, Inc.
and Subsidiaries

Code of Business Conduct and Ethics

1.	General Principles

The purpose of this Code is to describe our standards of ethics and business conduct.

It is the intent of the Ecology and Environment, Inc. (the “Company”) to conduct its business with integrity and ethics which applies to all employees, officers and directors.  As representatives of the Company, we should each be personally committed to demonstrating a high standard of business conduct.  This includes obeying the spirit and letter of all applicable laws and regulations and to avoid activities that may be, or appear to be, illegal, unethical, or improper.

2.	Compliance with Laws and Company Code of Business Conduct and Ethics

All Company officers, employees, and directors are expected and directed to comply with all laws and Company’s Code of Business Conduct and Ethics (the “Code”).

Each employee, officer, and director has an obligation to behave according to ethical standards that comply with the Company’s policy, and the letter and spirit of applicable laws, rules, and regulations.  It is everyone’s responsibility to know and understand legal and policy requirements as they apply to his or her Company responsibilities.

3.	Accuracy of Company Records

Each officer and employee must help maintain the integrity of the Company’s financial and other records.

Management, directors, audit committee members, shareholders, creditors, governmental entities and others depend on Company’s business records for reliable and accurate information.  The Company’s books, records, accounts, and financial statements must appropriately and accurately reflect the Company’s transactions and conform to applicable legal requirements and the Company’s system of internal controls.  In particular, the Company is committed to fair, accurate, timely, and understandable disclosure in all reports filed with the Securities and Exchange Commission (SEC) and in other public communications, and each person subject to this Code is required to provide truthful and timely information in support of this commitment.

The Company has established a series of Accounting Policies, which are available on the Company’s Intranet site and are incorporated by reference herein.  Supplementing these Policies are the published Guidelines for Accounting for Allowable Costs and the instructions for recording time.

4.	Securities Trading Policies

Never trade securities on the basis of confidential information acquired in the course of your Company duties or while you are at the workplace.

There are times when employees, officers or directors possess information about the Company, its subsidiaries or affiliates or about a company with which the Company does business that is not known to the investing public.  Such insider information may relate to, among other things, strategies, plans of the Company, new products or processes, mergers, acquisitions or dispositions of business or securities, problems facing the Company, sales, profitability, negotiations relating to significant contracts or business relationships, significant litigation or financial information.

If any information is of the type that a reasonable investor would consider important in reaching an investment decision, the Company employee, officer or director who possesses such information must not buy or sell Company securities, nor provide the information to others, until such information becomes public.  Use of material, non-public information in the above manner is not only unethical, but also illegal.  An employee, officer or director who is unsure how the law applies in a given instance, should seek guidance before he or she trades.  Each officer, director, and employee shall at all times comply with the Company’s Policy on Insider Trading and Disclosure.

5.	Contact with Government Officials

The Company complies with all applicable laws, rules, and regulations relating to lobbying or attempting to influence government officials.

Bribery, kickbacks, or other improper or illegal payments have no place in the Company’s business.  No gifts or gratuities of any value may be exchanged with any US government, state or local official or employee.  In addition, information provided to governments must be accurate and interactions with government officials must be honest and ethical.  All activities that might constitute lobbying or attempts to influence government officials must first be reviewed with and approved by legal counsel.

Before doing business with foreign, national, state, or local government, an employee or officer must know the applicable rules.  An employee who is in doubt, should not interpret the rules by him or herself, but should discuss the matter with his or her supervisor to obtain the opinion of an Executive Officer.

6.	Conflicts of Interest

Each employee, officer, and director must avoid any situation in which his or her personal interests conflict with or interfere with the Company’s interests.

Each employee and officer owes the Company a duty of loyalty.  Employees and officers must make business decisions solely in the best interests of the Company.  Conflicts may arise when an employee or officer receives improper personal benefits as a result of the person’s position with the Company or gains personal enrichment through access to confidential information.  A conflict situation can also arise when an employee or officer takes actions or has interests that may make it difficult to perform his or her Company work objectively and effectively.  For that reason, all employees and officers must exercise great care not to allow their personal interests to potentially conflict with the Company’s interests.  Each employee, officer, and director shall act with honesty and integrity, avoiding conflicts of interest between personal and professional relationships.  The following is a non-exhaustive list of examples of prohibited conflicts of interest for employees and officers of the Company.

■	Selling competing services, consulting with or employment in any capacity with a competitor, supplier, or customer of the Company.

■	Having a substantial equity, debt, or other financial interest in any supplier or customer.

■	Having a financial interest in any transaction involving the purchase or sale by the Company of any product, material, equipment, services or property.

■	Misusing the Company’s confidential or proprietary information, including the unauthorized disclosure or use of such information.

■	Taking, mis-appropriating, or using materials, equipment or other assets of the Company for any unauthorized or undisclosed purpose.

■	Receiving loans or guarantees of obligations from the Company without Board of Director authorization.

Directors also owe the Company a duty of loyalty.  The duty of loyalty mandates that the best interests of the Company and its shareholders take precedence over any interest possessed by a director not shared by the shareholders generally.  In the event that a conflict (or the appearance of a conflict) arises or is anticipated, directors must bring the matter to the attention of the Chairman of the Audit Committee.

7.	Political Contributions and Related Policies

Generally Company’s funds or resources may not be used to make a political contribution to any political candidate or political party.

Exceptions to the basic policy are allowed only where such contributions are permitted by law such as through a bona fide Political Action Committee.  Company policy does not permit the use of any Company facilities or resources by employees for political campaigning, political fundraising or partisan political purposes.  A decision by an employee to contribute any personal time, money or other resources to a political campaign or political activity must be totally voluntary.

8.	Business Courtesies and Gratuities

The Company’s policy is not to offer or accept kickbacks or bribes, or gifts of substantial value.

Company employees, officers and directors may only exchange non-monetary and modestly valued gifts that promote goodwill with our business partners and do not improperly influence others.  No gifts or gratuities of any value may be exchanged with any U.S. government, State or local official or employee.  We will accept only approved and widely available discounts and do not encourage, accept or exchange gratuities or payments for providing services to others.

Business courtesies such as meals, transportation, and entertainment provided to a customer must be modest in amount and related to a legitimate business purpose (e.g., explanation or demonstration of Company products, application of products, service capabilities, or training).  Such courtesies must not violate the law, regulations, or reasonable customs of the market place.  If you have any questions about whether any business courtesies, gratuities, or gifts are not appropriate, please contact your supervisor to obtain an opinion from the Policy Committee.

9.	Company Opportunities

Do not use a Company opportunity for personal gain.

Employees, officers and directors owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises.  Employees, officers and directors are prohibited (without the specific consent of the Board of Directors or an appropriate committee thereof) from (1) taking for themselves personally opportunities that are discovered through the use of company property, information or their position, (2) using company property, information or their position for personal gain, or (3) competing with the Company directly or indirectly.

10.	Intellectual Property and Confidential Information

The Company invests substantial resources in developing proprietary intellectual property and confidential information.

Confidential information is information that is not generally known or readily available to others.  It includes non-public information that might be of value to competitors if it were disclosed.  It must not be shared with others outside the Company except pursuant to approved business relationships or when required by law.  Confidential information includes, but is not limited to, intellectual property and trade secrets, contents of proposals, business plans, marketing and sales programs, customer and prospective customer information and lists, pricing and policies, financial information not otherwise disclosed, and any other information which the Company deems confidential.  All information from a Client and all data produced for a Client are strictly confidential.

Every Company employee, officer, and director is obligated to protect the Company’s confidential information as well as that of its customers, suppliers, and third parties who disclose information to the Company in confidence.  Company employees, officers and directors must not accept confidential information from a third party, including competitors, unless specifically authorized to do so by an officer of the Company and following an appropriate grant of rights from such third party.

The Company has developed a detailed Confidentiality Plan that all employees are required to abide by and which is incorporated by reference herein.

11.	Protection and Proper Use of Company Assets

Our shareholders trust us to manage Company assets appropriately.

Collectively, employees, officers and directors have a responsibility for safeguarding and making proper and efficient use of the Company’s assets.  Each of us has an obligation to prevent the Company’s property from loss, damage, misuse, theft, embezzlement, or destruction.  We seek to ensure that the Company equipment, supplies, and other assets are used for legitimate business purposes, and to protect all tangible and intangible Company property.

12.	Fair Dealing with Competitors, Customers and Suppliers

Respect the rights of customers and suppliers.

The Company’s success depends on building productive relationships with our customers and suppliers based on integrity, ethical behavior, and mutual trust.  In addition, customers have individual needs and expectations representing unique opportunities for mutual success.

The Company bases its supplier relationships on fundamental concepts of integrity, fairness, and mutual respect.

The Company strives to outperform its competition fairly and honestly.  The Company seeks and develops competitive advantages through superior performance, not through unethical or illegal business practice.  Each Company employee, officer, and director should endeavor to deal fairly with the Company’s customers, suppliers, and competitors.  No one should take unfair advantage through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other intentional unfair dealing.

It is Company policy that all employees, officers and directors will abide by all applicable laws and regulations and follow Company policies, protocols and/or procedures, as applicable to their respective job, with regard to contract management, change order management, billing, truth in bidding and negotiations, and application of cost accounting standards and procurement integrity.

Guidance regarding Company policies, protocols, and procedures is available as referenced below.

Contract Management and Change Order Management:
The Project Management Manual, which is provided to potential and current Project Managers attending a Project Management Workshop, emphasizes the Company’s approach to project management.

Billing Policy:
The Company’s Accounting Policies include a specific Billing Policy.

Procurement Integrity:
Procurement Policy and Procedures Manual for Subcontracting and Purchasing.  See section 2.1.1 for Improper Business Practices and Personal Conflicts of Interest.

13.	Equal Opportunity and Affirmative Action

It is the Company’s policy and intent to ensure equal treatment of all employees and applicants for employment without unlawful discrimination as to race, creed, color, national origin, sex, age, disability, marital status, sexual orientation or citizenship status in all employment decisions, including but not limited to recruitment, hiring, compensation, training and apprenticeship, promotion, upgrading, demotion, downgrading, transfer, lay-off and termination, and all other terms and conditions of employment.  To promote the full realization of this policy, the Company has developed a positive, continuing program known as the Affirmative Action Plan, which is incorporated by reference herein.

The Company is fully committed to ensuring equal opportunity and equal consideration to all applicants and employees in all matters, including but not limited to job assignment, transfer, rate of pay, selection for training (including apprenticeship, pre-apprenticeship, and/or on-the-job training), recruitment advertising, hiring, training, promotion, upgrading, demotion, downgrading, lay-off and termination, and all other terms and conditions of employment.  All employment decisions will be such as to further the principle of equal employment opportunity.

The Affirmative Action Plan, which is available from Human Resources, is a continuing, result-oriented program developed to ensure nondiscrimination in all aspects of employment and represents a positive and deliberate course of action taken by the Company.

14.	Personal Behavior in the Workplace

The Company is committed to providing equal opportunity in employment and will not tolerate illegal discrimination or harassment.

The Company strives to enhance and support the diversity of its employee group.  All are expected to deal with each other in an atmosphere of trust and respect in a manner consistent with the Company’s core values and comply with all policies disseminated by the Company covering such behavior.

It is Company policy that all employees shall be provided a workplace that is free from all forms of discrimination, including sexual harassment.  The Company expressly prohibits its employees from engaging in any acts or behavior that may constitute sexual harassment of other employees.  Corporate Policy #44, which is available on the Intranet under Human Resources and is incorporated by reference herein, provides a full policy statement.

The Company is committed to maintaining a place of employment that is free of illegal controlled substances.  Corporate Policy #41, which is available on the Intranet under Human Resources and is incorporated by reference herein, provides a full policy statement.

15.	Public Disclosure of Code and Waivers

Waivers to the Code granted only by Board of Directors.

The existence and content of this Code of Business Conduct and Ethics will be disclosed to shareholders and may be available on the Company’s website.  It is expected that waivers of this Code rarely, if ever, would be acceptable.  Any waiver of a provision of Code for executive officers or directors may be granted only by the Board of Directors, with only the independent members voting, and such waiver must be promptly disclosed to shareholders.

16.	Accountability for Adherence to the Code

Violations may lead to Termination.

Each employee, officer, and director must accept responsibility for adherence to this Code.  Violations of this Code may lead to serious sanctions including, for an employee, discipline up to and including immediate termination, at the sole discretion of the Company.  The Company may, in addition, seek civil recourse against an employee, officer, or director and/or refer alleged criminal misconduct to law enforcement agencies.

17.	Reporting Suspected Illegal or Unethical Behavior

The Company maintains an open door policy and an anonymous method for employees to raise concerns and to encourage the reporting of suspected violations of law or the Code of Business Conduct and Ethics without fear of retribution or retaliation.

If you have questions about an ethical situation, you are encouraged to talk with your supervisor about any behavior you believe may be illegal or unethical.  You will be assured confidentiality, to the limit of the law.  If you do not feel it is appropriate to discuss the issue with these persons, the Company has established a method to report concerns or potential violations anonymously (see below).

It is against the Company’s policy to retaliate against any employee, officer, or director for good faith reporting of violation of this Code.  If you feel you have been retaliated against for raising your good faith reporting, you should immediately contact your supervisor.  To contact the Company anonymously send a letter to:

Compliance Issues
P.O. Box 47
 Elma, NY 14059

18.	Coordination with Other Company Policies

All other Policies remain in effect.

The provisions of this Code are in addition to, and do not modify, replace or supersede, the Company’s other policies or procedures including, but not limited to the Company’s other statements of policy or procedure, whether written or oral.

Additionally, this Code is not intended to be and does not constitute a contract of employment between the Company and its employees.  If you are an employee and do not have an Employment Agreement with the Company, you are an employee at-will.  This means that you have the option of resigning from your employment at any time, for any reason, with or without prior notice.  Conversely, the Company has the same option to terminate your employment at any time, for any reason or no reason, with or without prior notice.

Effective:  November 24, 2009